Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

October 1, 2013

MEDIA CONTACT: Tom Fitzgerald

703-903-2476

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC ANNOUNCES SETTLEMENTS TOTALING MORE THAN

$1.3 BILLION WITH MAJOR FINANCIAL INSTITUTIONS

MCLEAN, VA—(Marketwired – Oct. 1, 2013) - Freddie Mac (OTCQB: FMCC) today announced that it has entered into agreements with three financial institutions concerning Freddie Mac’s claims related to representations and warranties on single-family loans sold to Freddie Mac. These agreements, under which Freddie Mac will be (or has been) paid a total of approximately $1.3 billion, are discussed below.

“With these settlements, Freddie Mac is recouping funds effectively due to the nation’s taxpayers,” said Freddie Mac CEO Donald H. Layton. “We believe these settlements are equitable, and we are pleased to have resolved legacy repurchase issues with three of our valued customers.”

Under all three agreements, Freddie Mac will, subject to specified limitations and exclusions, release the firms from certain existing and future loan repurchase obligations relating to specific populations of single-family loans and certain other obligations. The payments to Freddie Mac also compensate Freddie Mac for certain past losses and potential future losses relating to denials, rescissions and cancellations of mortgage insurance.

All of the agreements were approved by FHFA, as Freddie Mac’s Conservator.

Details of the agreements are as follows:

•

On September 27, 2013, Freddie Mac entered into agreements with Wells Fargo Bank, National Association (“Wells Fargo”) under which Wells Fargo agreed to pay Freddie Mac a total of $869 million (less credits of $89 million for repurchases already made and for reconciling adjustments). Under the agreements, Freddie Mac has released Wells Fargo from certain existing and future repurchase obligations for loans funded by Freddie Mac prior to

January 1, 2009, including approximately 6.7 million loans sold to Freddie Mac from 2000 through 2008.

•	On September 25, 2013, Freddie Mac entered into an agreement with CitiMortgage Inc. and Citibank, National Association (collectively, “Citigroup”) under which Citigroup agreed to pay Freddie Mac a total of $395 million (less credits of $43 million for repurchases already made and for reconciling adjustments). Under the agreement, Freddie Mac has released Citigroup from certain existing and future repurchase obligations for approximately 3.7 million loans funded by Freddie Mac between 2000 and 2012.

•	On September 30, 2013, Freddie Mac entered into an agreement with SunTrust Mortgage, Inc. (“SunTrust”) under which SunTrust agreed to pay Freddie Mac a total of $65 million (less credits of $25 million for repurchases already made and for reconciling adjustments). Under the agreement, Freddie Mac has released SunTrust from certain existing and future repurchase obligations for approximately 312,000 loans funded by Freddie Mac between 2000 and 2008.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

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